HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, hnicorp.com
News Release

HNI CORPORATION REPORTS FIRST QUARTER 2025 RESULTS
Delivered year-over-year earnings and revenue growth; 2025 earnings outlook unchanged
•Net sales growth returned with Q1 EPS exceeding expectations as productivity gains continued
•GAAP EPS $0.29 (-22% YoY) / non-GAAP EPS $0.44 (+19% YoY)
•Q1 GAAP operating margin 4.1%; non-GAAP operating margin 5.3% reaches highest Q1 level since 2007
•Elevated earnings growth visibility remains through 2026 from initiatives already underway
•Volume growth anticipated for full year 2025 in both segments; 2025 earnings outlook unchanged

MUSCATINE, Iowa (May 7, 2025) – HNI Corporation (NYSE: HNI) today announced net sales of $599.8 million and net income of $13.9 million for the first quarter ended March 29, 2025.
Highlights
•Solid start to 2025—revenue, margins, and earnings. Total net sales increased two percent year-over-year in the first quarter. Consolidated operating margin compressed 90 basis points on a GAAP basis but expanded 20 basis points on a non-GAAP basis versus the first quarter of 2024. The improvement was driven by profit transformation initiatives, synergy benefits, and volume growth. Non-GAAP to GAAP reconciliations follow the financial statements in this release.
•Elevated earnings visibility in 2025 and 2026. The Corporation continues to realize significant savings from the Kimball International (“KII”) acquisition synergies and from the ramp-up of its Mexico facility. These two initiatives are expected to contribute an additional $0.70 to $0.80 of EPS in 2025 and 2026
•Recent demand activity supportive of outlook for net sales growth in 2025. Workplace Furnishings contract orders were up 15 percent year-over-year, excluding hospitality, which can be lumpy and where the year-ago comparison was challenging. Total segment orders were unchanged year-over-year, while quarter-ending backlog levels were up 16 percent versus the same period of 2024, further supporting continued net sales growth. First quarter Residential Building Products orders grew eight percent compared to the prior year.
•Strong balance sheet. Quarter-ending gross debt leverage was 1.3x, as calculated in accordance with the Corporation’s debt agreements. That ratio was up modestly from the end of the fourth quarter of 2024, consistent with normal seasonal borrowing patterns. The Corporation continued to deploy cash flow through $40 million of stock repurchase activity in the first quarter, while maintaining its longstanding quarterly dividend.

“Our members delivered an excellent start to 2025, despite tariff-driven volatility. Our first quarter results demonstrate the strength of our strategies, the benefits of our diversified revenue streams, and the merits of our customer-first business model.
“In the Workplace Furnishings segment, net sales increased slightly year-over-year, led by improving demand in our contract businesses. Orders accelerated and backlog levels are up, while return-to-office plans gained momentum. Each of these drivers points to continued year-over-year revenue growth over the remainder of 2025. Our profit transformation efforts and recognition of KII synergies continued to benefit first quarter results. However, stronger volume from large projects and from state and local government customers, which tend to carry higher discounts, was dilutive to segment operating margin. As a result, segment GAAP and non-GAAP operating profit margin compressed year-over-year in the first quarter. Despite elevated near-term uncertainty, we expect margin expansion in 2025, while we remain focused on our investments aimed at driving growth in this segment.
“In Residential Building Products, revenue growth returned, and segment operating profit margin expanded 130 basis points year-over-year in the quarter. While challenging housing market dynamics continued to pressure new construction demand, our remodel-retrofit business generated solid year-on-year revenue growth during the first quarter. Despite the current housing headwinds, we remain encouraged about the long-term opportunities tied to the broader housing market, and in the strength of our market-leading positions and profitable operating model. And, we continue to invest to drive future growth.
“Our first quarter results demonstrate our ability to manage through varying macroeconomic conditions, while remaining focused on the future. And while we expect macro headwinds and demand volatility over the near-term, based on our leading indicators—both external and internal, we expect strong results to continue, driven by our margin expansion efforts and a return of volume growth,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – First Quarter Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	March 29, 2025	March 30, 2024	Change
GAAP
Net Sales	$599.8	$588.0	2.0%
Gross Profit %	39.7%	39.6%	10	bps
SG&A %	34.6%	34.5%	10	bps
Restructuring and Impairment Charges %	1.1%	0.0%	110	bps
Operating Income	$24.4	$29.7	(17.7%)
Operating Income %	4.1%	5.0%	-90	bps
Effective Tax Rate	26.3%	19.6%
Net Income %	2.3%	3.0%	-70	bps
EPS – diluted	$0.29	$0.37	(21.6%)

Non-GAAP
Gross Profit %	40.0%	39.6%	40	bps
Operating Income	$32.0	$29.9	6.8%
Operating Income %	5.3%	5.1%	20	bps
Effective Tax Rate	20.1%	19.6%
EPS – diluted	$0.44	$0.37	18.9%

HNI Corporation — First Quarter Summary Comments
•Consolidated net sales increased 2.0 percent from the prior-year quarter to $599.8 million, driven by higher volume in Residential Building Products.
•Gross profit margin expanded 10 basis points compared to the prior-year quarter. This increase was driven by improved net productivity, partially offset by unfavorable price-cost and higher restructuring costs recorded in cost of sales associated with previously announced factory consolidation initiatives in Workplace Furnishings.
•Selling and administrative expenses as a percentage of net sales increased 10 basis points compared to the prior-year quarter. The increase was driven by wage inflation and investments, partially offset by higher building products net sales volume.
•Restructuring and impairment charges of $6.4 million were incurred in the current quarter, primarily due to an impairment charge related to the HNI India business in connection with its classification as held for sale for accounting purposes as of the end of the first quarter of 2025.
•Net income per diluted share was $0.29 compared to $0.37 in the prior-year quarter. On a non-GAAP basis, net income per diluted share increased to $0.44 from $0.37 in the prior-year quarter, driven by improved net productivity, higher net sales volume in Residential Building Products, and reduced interest expense, partially offset by unfavorable price-cost.

•Income tax rate comparability versus the prior-year quarter was impacted by the treatment of the impairment charge related to the held-for-sale classification of HNI India.

Workplace Furnishings – First Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	March 29, 2025	March 30, 2024	Change
GAAP
Net Sales	$441.1	$439.8	0.3%
Operating Income	$18.0	$26.3	(31.4%)
Operating Income %	4.1%	6.0%	-190	bps

Non-GAAP
Operating Income	$25.4	$26.5	(4.0%)
Operating Income %	5.8%	6.0%	-20	bps

Workplace Furnishings — First Quarter Summary Comments
•Workplace Furnishings net sales increased 0.3 percent from the prior-year quarter to $441.1 million.
•Workplace Furnishings operating margin of 4.1 percent compressed 190 basis points versus the prior-year quarter, driven by an impairment charge related to HNI India and higher restructuring costs in connection with previously announced factory consolidation initiatives. On a non-GAAP basis, segment operating profit margin of 5.8 percent decreased 20 basis points year-over-year, driven by unfavorable price-cost and customer mix, partially offset by improved net productivity.

Residential Building Products – First Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	March 29, 2025	March 30, 2024	Change
GAAP
Net Sales	$158.7	$148.2	7.1%
Operating Income	$25.0	$21.4	16.9%
Operating Income %	15.7%	14.4%	130	bps

Residential Building Products — First Quarter Summary Comments
•Residential Building Products net sales increased 7.1 percent from the prior-year quarter to $158.7 million. Remodel-retrofit net sales increased at a higher rate than new construction.
•Residential Building Products operating profit margin of 15.7 percent increased 130 basis points year-over-year driven by higher net sales volume.

First Quarter Order Rates
•In the Workplace Furnishings segment, orders in the first quarter were unchanged compared to the prior-year period. Orders from contract customers accelerated during the quarter and performed better than those from small-to-medium-sized customers.
•Orders in the Residential Building Products segment increased eight percent compared to the first quarter of 2024, partially driven by prior-year comparisons related to remodel-retrofit channel inventory correction in the year-ago period. Remodel-retrofit orders outperformed those from the new construction channel.
Outlook
•Second quarter net sales. The Corporation expects second quarter 2025 net sales in Workplace Furnishings to increase at a mid-single digit rate year-over-year, including the impact of tariff-related pricing actions. In Residential Building Products, second quarter 2025 net sales are expected to increase at a low-single digit rate compared to the same period in 2024, including the impact of tariff-related pricing actions.
•Second quarter non-GAAP earnings per share. Non-GAAP earnings per share in the second quarter of 2025 are expected to increase solidly from 2024 levels. This projected improvement is driven by productivity benefits, and volume growth, partially offset by investments and temporary price-cost pressure from tariffs.
•2025 net sales. In Workplace Furnishings, the Corporation expects year-over-year mid single-digit net sales growth, excluding the benefit of an extra week in the fourth quarter. In Residential Building Products, the Corporation expects year-over-year low-to-mid single-digit net sales growth, after excluding the benefit of the extra week in the fourth quarter. These projections include the impact of pricing actions implemented to offset tariff pressures. The Corporation’s projection for 2025 net sales and non-GAAP earnings per share are based on current order patterns and leading external indicators, with an acknowledgement that they are subject to elevated levels of uncertainty given current macro conditions.
•Double-digit EPS growth in 2025 and elevated earnings growth visibility through 2026, including tariff impacts. The Corporation's outlook for 2025 earnings is unchanged with double-digit percent EPS growth expected, driven by KII synergies, the ramp-up of the Mexico facility, and increased profits from volume growth. The remaining $0.70 to $0.80 of incremental EPS benefit from KII and Mexico are expected to be roughly evenly distributed between 2025 and 2026, providing strong earnings visibility over the next two years. For the full year, the Corporation expects to offset the majority of any tariff-driven pressures.
•Balance sheet. The Corporation’s low leverage and strong cash flow generation will provide substantial capacity for capital deployment. Current priorities for capital deployment are reinvesting in the business, funding dividends, pursuing share buybacks, and exploring M&A opportunities.

Concluding Remarks
“We delivered a strong start to 2025, with revenue growth returning—in both segments, and non-GAAP operating margin expanding to the strongest first quarter-level since 2007. As we look to the full year, our earnings outlook remains unchanged - demonstrating the benefits of our visibility story and our ability to manage through changing economic conditions. We expect solid mid-single digit revenue growth—in both segments, a mostly unchanged non-GAAP operating margin versus the year-ago period, and double-digit non-GAAP earnings per share growth for the fourth consecutive year. We had a strong start to the year and are optimistic about the remainder of 2025. While the macroeconomic environment remains dynamic, we remain prepared to manage through any demand challenges.
“Our members remain focused on driving growth and expanding margins. Our balance sheet is in great shape and our cash flow remains consistent and strong. We will continue to invest for the future with confidence,” concluded Mr. Lorenger.

Conference Call
HNI Corporation will host a conference call on Wednesday, May 7, 2025 at 10:00 a.m. (Central) to discuss first quarter fiscal year 2025 results. To participate, call 1-855-761-5600 – conference ID number 7175411. Both a live webcast and webcast replay will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations.

About HNI Corporation
HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding future levels of demand, tariff pressures, anticipated macroeconomic conditions, expected differences in seasonality and its effects on the Corporation’s results of operations, the anticipated benefits and cost synergies of the acquisition of Kimball International, and future levels of productivity. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described elsewhere in this release and in the Corporation’s filings with the Securities and Exchange Commission, including but not limited to: the Corporation’s ultimate realization of the anticipated benefits of the acquisition of Kimball International; disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy, including with respect to tariff levels; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks uncertainties and additional risks and uncertainties can be found in the Corporation’s annual report on Form 10-K for the year ended December 28, 2024 and subsequent quarterly and periodic reports filed with the Securities and Exchange Commission on Forms 10-Q and 8-K. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	March 29, 2025	March 30, 2024
Net sales	$599.8	$588.0
Cost of sales	361.4	355.1
Gross profit	238.4	232.8
Selling and administrative expenses	207.6	203.1
Restructuring and impairment charges	6.4	0.1
Operating income	24.4	29.7
Interest expense, net	5.5	7.6
Income before income taxes	18.9	22.0
Income taxes	5.0	4.3
Net income	13.9	17.7
Less: Net income (loss) attributable to non-controlling interest	(0.0)	0.0
Net income attributable to HNI Corporation	$13.9	$17.7

Average number of common shares outstanding – basic	47.0	47.1
Net income attributable to HNI Corporation per common share – basic	$0.30	$0.38
Average number of common shares outstanding – diluted	48.0	48.1
Net income attributable to HNI Corporation per common share – diluted	$0.29	$0.37

Foreign currency translation adjustments	$(0.1)	$0.0
Change in unrealized gains (losses) on marketable securities, net of tax	0.1	(0.0)
Change in derivative financial instruments, net of tax	(0.6)	1.4
Other comprehensive income (loss), net of tax	(0.5)	1.4
Comprehensive income	13.4	19.0
Less: Comprehensive income (loss) attributable to non-controlling interest	(0.0)	0.0
Comprehensive income attributable to HNI Corporation	$13.4	$19.0

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	March 29, 2025	December 28, 2024
Assets
Current Assets:
Cash and cash equivalents	$21.1	$22.5
Short-term investments	6.4	6.4
Receivables	236.4	248.4
Allowance for doubtful accounts	(1.9)	(2.0)
Inventories, net	205.0	194.3
Prepaid expenses and other current assets	48.7	50.0
Assets held for sale	13.6	4.9
Total Current Assets	529.3	524.5
Property, Plant, and Equipment:
Land and land improvements	56.9	58.5
Buildings	407.9	407.9
Machinery and equipment	666.4	685.9
Construction in progress	26.5	25.9
	1,157.7	1,178.2
Less accumulated depreciation	(638.7)	(648.6)
Net Property, Plant, and Equipment	519.0	529.6
Right-of-use Finance Leases	14.0	14.3
Right-of-use Operating Leases	116.5	121.8
Goodwill and Other Intangible Assets, net	617.5	624.3
Other Assets	61.9	60.7
Total Assets	$1,858.1	$1,875.1
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$348.8	$391.2
Current maturities of debt	50.0	50.3
Current maturities of other long-term obligations	2.9	2.3
Current lease obligations - Finance	5.4	5.6
Current lease obligations - Operating	29.1	28.1
Liabilities held for sale	7.6	—
Total Current Liabilities	443.7	477.5
Long-Term Debt	354.7	294.3
Long-Term Lease Obligations - Finance	8.8	8.9
Long-Term Lease Obligations - Operating	103.5	109.6
Other Long-Term Liabilities	74.1	72.9
Deferred Income Taxes	69.5	71.6
Total Liabilities	1,054.2	1,034.7
Equity:
HNI Corporation shareholders’ equity	803.6	840.1
Non-controlling interest	0.3	0.3
Total Equity	803.9	840.4
Total Liabilities and Equity	$1,858.1	$1,875.1

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	March 29, 2025	March 30, 2024
Net Cash Flows From (To) Operating Activities:
Net income	$13.9	$17.7
Non-cash items included in net income:
Depreciation and amortization	25.5	26.4
Other post-retirement and post-employment benefits	0.3	0.3
Stock-based compensation	6.8	7.7
Deferred income taxes	(2.0)	(2.1)
Asset impairment charges	5.9	—
Other – net	0.3	0.6
Net decrease in cash from operating assets and liabilities	(38.0)	(47.6)
Decrease in other liabilities	(0.1)	(7.2)
Net cash flows from (to) operating activities	12.6	(4.3)

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(15.7)	(10.7)
Capitalized software	(0.6)	(0.5)
Purchase of investments	(0.1)	(0.6)
Sales or maturities of investments	0.7	1.2
Proceeds from sale of property, plant, and equipment	3.5	0.1
Net cash flows from (to) investing activities	(12.2)	(10.6)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(68.2)	(81.5)
Proceeds from debt	129.1	118.6
Dividends paid	(16.2)	(16.6)
Purchase of HNI Corporation common stock	(40.4)	(2.6)
Proceeds from sales of HNI Corporation common stock	0.8	0.6
Other – net	(6.2)	(5.6)
Net cash flows from (to) financing activities	(1.1)	12.9

Net decrease in cash and cash equivalents including cash classified within current assets held for sale	(0.8)	(2.0)
Less: net increase in cash classified within current assets held for sale	0.6	—
Net decrease in cash and cash equivalents	(1.4)	(2.0)
Cash and cash equivalents at beginning of period	22.5	28.9
Cash and cash equivalents at end of period	$21.1	$27.0

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended
	March 29, 2025	March 30, 2024
Net Sales:
Workplace furnishings	$441.1	$439.8
Residential building products	158.7	148.2
Total	$599.8	$588.0
Cost of Sales:
Workplace furnishings	$273.3	$272.8
Residential building products	88.1	82.3
Total	$361.4	$355.1
Selling and Administrative Expenses:
Workplace furnishings	$143.4	$140.6
Residential building products	45.7	44.5
General corporate	18.6	18.0
Total	$207.6	$203.1
Restructuring and Impairment Charges:
Workplace furnishings	$6.4	$0.1
Total	$6.4	$0.1
Operating Income (Loss):
Workplace furnishings	$18.0	$26.3
Residential building products	25.0	21.4
General corporate	(18.6)	(18.0)
Total	$24.4	$29.7
Interest Expense, Net	5.5	7.6
Income Before Income Taxes	$18.9	$22.0

Depreciation and Amortization Expense:
Workplace furnishings	$17.1	$17.8
Residential building products	3.6	3.5
General corporate	4.9	5.1
Total	$25.5	$26.4
Capital Expenditures (including capitalized software):
Workplace furnishings	$11.0	$6.2
Residential building products	3.2	2.5
General corporate	2.0	2.5
Total	$16.3	$11.2
	As of March 29, 2025	As of December 28, 2024
Identifiable Assets:
Workplace furnishings	$1,278.7	$1,282.6
Residential building products	458.7	465.8
General corporate	120.6	126.7
Total	$1,858.1	$1,875.1
Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial measures as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of historical non-GAAP financial measures to the most directly comparable historical GAAP measures are included below. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: non-GAAP gross profit, operating income, operating profit, income taxes, effective tax rate, net income, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. In the current-year quarter, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate due to the impact of the impairment charge associated with HNI India.

The transactions excluded for purposes of non-GAAP financial information included in this earnings release include: restructuring charges recorded to cost of sales comprised of accelerated depreciation, asset disposals, inventory valuation adjustments, and relocation and new facility setup costs in the Workplace Furnishings segment; costs associated with factory consolidation initiatives in the Workplace Furnishings segment; the gain on sale of a manufacturing facility in Workplace Furnishings; a charitable donation of land recorded at corporate; and a current-period impairment charge in the Workplace Furnishings segment related to HNI India.

This earnings release refers to our expectations regarding non-GAAP EPS. The Corporation is unable to provide a reconciliation of this forward-looking non-GAAP measure to future EPS without unreasonable effort due to the uncertainty regarding, and to the potential variability of, many of the costs and expenses that could potentially impact EPS calculated on a GAAP basis. These items include, but are not limited to, impairments, financial impacts from changes in legal, regulatory, and tax requirements, charges related to actions taken to improve future profitability, and the impact of acquisitions and divestitures, if any. These items necessary to reconcile forward-looking non-GAAP EPS to EPS could be material and have a significant impact on the Corporation’s results computed in accordance with GAAP.

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	March 29, 2025
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$238.4	$24.4	$5.0	$13.9	$0.29
% of net sales	39.7%	4.1%		2.3%
Tax %			26.3%

Restructuring charges	1.5	2.0	0.4	1.6	0.03
Impairment charges	—	5.9	—	5.9	0.12
Gain on disposal of assets, net	—	(0.4)	(0.1)	(0.3)	(0.01)

Results (non-GAAP)	$239.9	$32.0	$5.3	$21.1	$0.44
% of net sales	40.0%	5.3%		3.5%
Tax %			20.1%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	March 30, 2024
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$232.8	$29.7	$4.3	$17.7	$0.37
% of net sales	39.6%	5.0%		3.0%
Tax %			19.6%

Restructuring charges	0.1	0.2	0.0	0.2	0.00

Results (non-GAAP)	$233.0	$29.9	$4.4	$17.9	$0.37
% of net sales	39.6%	5.1%		3.0%
Tax %			19.6%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	March 29, 2025	March 30, 2024	Percent Change
Operating income as reported (GAAP)	$18.0	$26.3	(31.4%)
% of net sales	4.1%	6.0%

Impairment charges	5.9	—
Restructuring charges	2.0	0.2
Gain on disposal of assets, net	(0.5)	—

Operating income (non-GAAP)	$25.4	$26.5	(4.0%)
% of net sales	5.8%	6.0%

For Information Contact:
Vincent P. Berger, Executive Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898